Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

May 27, 2008

Ever-Glory International Group, Inc.
100 N. Barranca Ave., #810
West Covina, California 91791

Re:	Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ever-Glory International Group, Inc., a Florida corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 909,091 shares of the Company’s common stock, par value $0.001 (the “Shares”) issuable upon the exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company’s Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, relevant laws in the Florida Corporations statutes, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares that may be issued upon exercise of the warrants will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP